Exhibit 99.1

news release

Enbridge Energy Partners Declares Cash Distribution and

Reports 2005 Second Quarter Results

Houston, July 29, 2005 /PrimeZone/ — Enbridge Energy Partners, L.P. (NYSE:EEP) (“Enbridge Partners” or “the Partnership”) today declared a cash distribution of $0.925 per unit payable August 12, 2005 to unitholders of record on August 5, 2005.  The Partnership also reported net income for the three months ended June 30, 2005 of $25.7 million, or $0.32 per unit, compared with $35.9 million, or $0.56 per unit, for the second quarter of the prior year.  EBITDA (earnings before interest, taxes, depreciation and amortization) decreased modestly to $85.4 million in the second quarter of 2005 from $86.8 million in the second quarter of 2004.  (See non-GAAP reconciliations below.)

Included in second quarter 2005 earnings, are noncash charges of $7.7 million, or approximately $0.12 per unit, related to mark-to-market adjustments for certain hedging transactions.  These adjustments are required by Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”).  The Partnership’s net income before derivative fair value losses (gains) was $33.4 million in second quarter 2005, compared with $37.8 million in second quarter 2004.  (See non-GAAP reconciliations below.)

“Although crude oil supply for the Lakehead system is temporarily constrained by an oil sands plant outage, the overall outlook for the Partnership’s crude oil transportation business is very positive.  We continue to work jointly with Enbridge Inc. to define and develop market access solutions for growing crude oil production from western Canada, which is forecast to increase between 600,000 and 800,000 barrels per day (bpd) by 2010,” commented Dan C. Tutcher, president of the Partnership’s management company and general partner.  “Response to a recent open season demonstrated outstanding customer support for the mainline expansion component of the Southern Access program.  This expansion will add 400,000 bpd of capacity to the Lakehead System, as a major step in providing the additional pipeline infrastructure necessary to support access to new markets for expanding supplies of crude oil from the Alberta oil sands.”

Tutcher continued, “Our diversification into natural gas systems, which commenced in late 2001, has been a bright spot that continues to provide growth opportunities.  The Partnership’s key systems are experiencing unprecedented increases in throughput, due to prevailing strong natural gas prices and to our deliberate approach in selecting supply basins in which to invest.  Increased natural gas production fostered a number of recently completed internal growth projects and we have a number of additional system expansion projects underway or under evaluation.”

Earlier today, the Partnership announced a successful conclusion to an open season for the Southern Access Mainline Expansion Program.  The expansion will provide an additional 400,000 bpd of crude oil capacity on the Enbridge-Lakehead mainline system from Hardisty, Alberta to Chicago, Illinois.  The Partnership will undertake the U.S. portion of the expansion program, on its Lakehead system from the international border to Chicago, at a cost of approximately $760 million in 2005 dollars and will collect revenues for the new facilities on a cost-of-service basis.  The extension, which requires finalization of contract terms with customers and regulatory approvals, will be fully in service potentially as early as 2009.  Further information regarding the program is available at www.enbridgepartners.com in the About Us section.

Other key developments with respect to the Partnership’s growth strategy during second quarter 2005 included:

•                  The $150 million East Texas natural gas transmission line commenced full service in late June.  With capacity of 500 MMcf/d, the new line provides additional market access for producers in the region.  Initial utilization of the pipeline has been consistent with the Partnership’s expectations.  Due to the positive production outlook for East Texas and additional connection opportunities, the Partnership is confident the new line will fill up and require capacity additions in the short and mid-term.

•                  A 100,000 MMBtu/d transportation agreement was finalized with a third-party pipeline to enhance market optionality for customers of the Partnership’s North Texas System.  This firm capacity, combined with approximately $20 million of connecting facilities to be constructed by the Partnership, will provide a link to the new East Texas transmission line for North Texas gas production.  The service is expected to be available in early 2006.

•                  The $38 million first stage of the Zybach gas processing plant was commissioned and started production early in the second quarter.  The new plant provides an additional 105 MMcf/d of processing capacity on the Anadarko System and is being heavily utilized.  A $14 million second stage is underway to increase capacity to 160 MMcf/d by late this year.

•                  In June, the Partnership acquired an idle 90-mile, 20-inch diameter natural gas line for approximately $20 million that will be integrated with the Anadarko System by early 2006 at a cost of $2 million.  Once integrated, the pipeline will offer lower compression service for approximately 30,000 MMBtu/d of current natural gas receipts and is expected to attract additional production from the area.

•                  Construction on the $28 million first stage of the Mid-Continent System project to add 2.3 million barrels of commercial crude oil storage at Cushing, Oklahoma is on schedule for completion late this year.

COMPARATIVE SECOND QUARTER EARNINGS

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited, dollars in millions except per unit amounts)	2005	2004	2005	2004
Segmented operating income:
-Liquids	$30.1	$35.4	$60.1	$66.0
-Natural Gas	24.7	22.6	47.1	43.7
-Marketing	(3.1)	0.7	(1.7)	2.9
-Corporate	(1.1)	(0.7)	(1.7)	(2.0)
Operating income	$50.6	$58.0	$103.8	$110.6
Interest expense	(25.6)	(22.0)	(51.2)	(43.6)
Interest and other income (expense)	0.7	(0.1)	1.3	2.0
Net income	$25.7	$35.9	$53.9	$69.0
Allocations to General Partner	(5.8)	(5.5)	(11.8)	(11.0)
Net income allocable to Limited Partners	$19.9	$30.4	$42.1	$58.0
Weighted average units (millions)	61.9	54.9	61.3	54.8
Net income per unit (dollars)	$0.32	$0.56	$0.69	$1.06

Liquids – Operating income from the Liquids segment was $30.1 million for the second quarter, a decrease of $5.3 million over the same period in 2004.  Deliveries on the Lakehead system were 129,000 bpd lower than in second quarter of 2004, impacting operating income by approximately $4.1 million.  The reduced volumes are largely attributable to the partial outage of a major oil sands plant that was damaged by a fire in early January.  The plant owner has indicated repairs will be complete and full production will be restored in September 2005.  To a lesser degree, volumes were also reduced by: timing of bitumen production that uses cyclic steaming techniques, limited upstream refinery maintenance turnarounds which tend to divert supply to downstream markets, and additional takeaway capacity from western Canada available on a third-party pipeline.

The Lakehead volume shortfall was partially offset by higher average tariffs on all three Liquids systems.  With the current oil price environment, drilling continues to be strong in Montana resulting in longer hauls and higher volumes on our North Dakota system.  The Liquids segment also experienced an increase in operating and administrative expenses in the current quarter in relation to the corresponding period of 2004, resulting from increases in repairs and maintenance costs and oil measurement losses coupled with a decrease in capital project recoveries.  Deliveries on the three Liquids systems were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(thousand barrels per day)	2005	2004	2005	2004
Lakehead	1,329	1,458	1,333	1,432
Mid-Continent *	226	205	208	214
North Dakota	89	85	89	79
Total	1,644	1,748	1,630	1,725

*Mid-Continent results are for a full half in 2005, compared with 4 months in 2004.

Natural Gas – The Natural Gas segment contributed $24.7 million to operating income in the second quarter of 2005, an increase of $2.1 million over the same period in 2004.  The increase would have been larger except that higher forward natural gas prices generated a noncash $4.7 million mark-to-market loss on financial instruments that do not qualify for hedge accounting treatment or are partially ineffective.  Average daily volumes on our major natural gas systems increased 21 percent principally due to additional wellhead supply contracts on our East Texas and Anadarko systems, in addition to the contribution of the North Texas gathering and processing assets we acquired in January 2005.  Drilling activity continues to be strong in the Anadarko basin and Bossier trend areas, which has produced higher volumes on the Anadarko and East Texas systems.  In addition, stronger natural gas liquids prices enhanced processing returns on the East Texas and Anadarko Systems.  The positive growth in our Natural Gas segment was partially offset by increases in workforce related costs and down time for maintenance activities at our processing plants.  Average daily volumes for the major natural gas systems were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(MMBtu per day)	2005	2004	2005	2004
East Texas	833,000	655,000	810,000	619,000
Anadarko (1)	478,000	332,000	465,000	308,000
North Texas	260,000	188,000	262,000	190,000
South Texas	34,000	42,000	36,000	43,000
UTOS	191,000	218,000	194,000	212,000
Midla	107,000	97,000	106,000	107,000
AlaTenn	53,000	54,000	68,000	67,000
KPC	19,000	27,000	39,000	58,000
Bamagas	9,000	35,000	11,000	22,000
Other Major Intrastates (1)	209,000	167,000	215,000	176,000
Major Systems Total	2,193,000	1,815,000	2,206,000	1,802,000

(1) Anadarko includes Palo Duro volumes formerly included with Other Major Intrastates

Marketing – The Marketing segment incurred an operating loss of $3.1 million in the second quarter of 2005, compared with operating income of $0.7 million in the corresponding period in 2004.  The second quarter operating loss included a net, noncash loss of $5.1 million related to mark-to-market adjustments associated with non-qualified and discontinued hedges under FAS 133.  The mark-to-market adjustments include a $2.1 million expense related to discontinued hedges that were closed.  The expense associated with the closed hedge positions will settle on a cash basis over the next 18 months.

In recent quarters, the marketing function has also been challenged in maintaining historic margins due to strong growth in natural gas production that has significantly absorbed available capacity for delivery into premium-priced downstream markets.  These physical constraints will be lessened as new infrastructure proposed by the Partnership and other transmission providers is completed.  The Partnership has also been acquiring new third-party firm transportation as capacity becomes available and is reviewing other options.  However, the tightness in pipeline capacity is anticipated to remain an issue while transportation infrastructure is catching up with supply growth.

Partnership Financing – The increase in interest expense to $25.6 million for the second quarter this year, compared with $22.0 million in the second quarter last year, was due to additional debt incurred by the Partnership to finance recent acquisitions and system expansions, and higher interest rates.  Principally, these include the gathering and processing assets acquired in January 2005, the East Texas expansion, and construction of the processing facilities on our Anadarko System.  Similarly, weighted average units outstanding increased to 61.9 million units for the second quarter of 2005 from 54.9 million units in 2004, due to additional partners’ capital raised for the acquisitions and expansions.

ENBRIDGE ENERGY MANAGEMENT DISTRIBUTION

Enbridge Energy Management, L.L.C. (NYSE:EEQ) declared a distribution of $0.925 per share payable August 12, 2005 to shareholders of record on August 5, 2005.  The distribution will be paid in the form of additional shares of Enbridge Energy Management valued at the average closing price of the shares for the ten trading days prior to the ex-dividend date on August 3, 2005.

MANAGEMENT REVIEW OF QUARTERLY RESULTS

Enbridge Partners will review its quarterly financial results and business outlook in an Internet presentation, commencing at 10 a.m. Eastern Time on Friday, July 29, 2005.  Interested parties may watch the live webcast, or a replay that will be available shortly after the presentation, at the link provided below.  Presentation slides and condensed unaudited financial statements will be available at the link shortly ahead of the web presentation.

EEP Earnings Release:  www.enbridgepartners.com/q/

Alternate Webcast Link:  www.vcall.com/CEPage.asp?ID=92655

The audio portion of the presentation will be accessible by telephone at (416) 642-5213 and can be replayed until August 10 by calling (402) 220-1547 and entering code 7733551.  The audio replay will also be available for download in MP3 format from either of the website addresses above.

NON-GAAP RECONCILIATIONS

EBITDA is used as a supplemental financial measurement to assess liquidity and the ability to generate cash sufficient to pay interest costs and make cash distributions to unitholders.  The following reconciliation of net income to EBITDA is provided because EBITDA is a financial measure not recognized by generally accepted accounting principles.

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited, dollars in millions)	2005	2004	2005	2004
Net income	$25.7	$35.9	$53.9	$69.0
Interest expense	25.6	22.0	51.2	43.6
Depreciation and amortization	34.1	28.9	67.4	57.5
Income taxes	0.0	0.0	0.0	0.0
Total	$85.4	$86.8	$172.5	$170.1

Net income before noncash derivative fair value losses (gains) is provided as supplemental information to illustrate trends in net income exclusive of mark-to-market adjustments under FAS 133.  The reconciliation of net income before noncash derivative fair value losses (gains) is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(unaudited, dollars in millions)	2005	2004	2005	2004
Net income	$25.7	$35.9	$53.9	$69.0
Noncash derivative fair value losses (gains)	7.7	1.9	14.7	1.7
Net income before noncash derivative fair value losses (gains)	$33.4	$37.8	$68.6	$70.7

LEGAL NOTICE

This news release includes forward-looking statements and projections, which are statements that do not relate strictly to historical or current facts.  These statements frequently use the following words, variations thereon or comparable terminology:  “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “projection,” “strategy” or “will.”  Forward-looking statements involve risks, uncertainties and assumptions and are not guarantees of performance.  Future actions, conditions or events and future results of operations may differ materially from those expressed in these forward-looking statements.  Many of the factors that will determine these results are beyond Enbridge Partners’ ability to control or predict.  Specific factors that could cause actual results to differ from those in the forward-looking statements, include (1) changes in the demand for or the supply of, and price trends related to, crude oil, liquid petroleum, natural gas and NGLs, including the rate of development of the Alberta Oil Sands; (2) changes in or challenges to Enbridge Partners’ tariff rates; (3) Enbridge Partners’ ability to successfully identify and consummate strategic acquisitions, make cost saving changes in operations and integrate acquired assets or businesses into its existing operations; (4) shut-downs or cutbacks at facilities of Enbridge Partners or refineries, petrochemical plants, utilities or other businesses for which Enbridge Partners transports products or to whom Enbridge Partners sells products; (5) changes in laws or regulations to which Enbridge Partners is subject; (6) the effects of competition, in particular, by other pipeline systems; (7) hazards and operating risks that may not be covered fully by insurance; (8) the condition of the capital markets in the United States; (9) loss of key personnel and (10) the political and economic stability of the oil producing nations of the world.

Reference should also be made to Enbridge Partners’ filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the most recently completed fiscal year, for additional factors that may affect results.  These filings are available to the public over the Internet at the SEC’s web site (www.sec.gov) and via the Partnership’s web site.

PARTNERSHIP INFORMATION

Enbridge Energy Partners, L.P. (www.enbridgepartners.com) owns the U.S. portion of the world’s longest liquid petroleum pipeline and is active in natural gas gathering, processing and transmission.  Enbridge Energy Management, L.L.C. (www.enbridgemanagement.com) manages the business and affairs of the Partnership, and its sole asset is an approximate 18 percent interest in the Partnership.

Enbridge Energy Company, Inc., an indirect wholly owned subsidiary of Enbridge Inc. of Calgary, Alberta, is the General Partner of Enbridge Partners and holds an approximate 11 percent effective interest in Enbridge Partners.  Enbridge Inc. (www.enbridge.com) common shares are traded on the Toronto Stock Exchange and on the New York Stock Exchange under the symbol “ENB.”

Investor Relations Contact:	Media Contact:
Tracy Barker	Denise Hamsher
Toll-free: (866) EEP INFO or (866) 337-4636	Telephone: (713) 821-2089
E-mail: eep@enbridge.com	E-mail: usmedia@enbridge.com

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